Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 24, 2023
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY RESULTS

Porterville, Calif. – April 24, 2023 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2023. Sierra Bancorp reported consolidated net income of $8.8 million, or $0.58 per diluted share, for the first quarter of 2023 compared to $7.4 million, or $0.49 per diluted share, in the first quarter of 2022. The favorable variance in net income came largely from a $3.4 million increase in net interest income. The Company's return on average assets and return on average equity were 0.97% and 11.53%, respectively, in the first quarter of 2023 as compared to 0.88% and 8.64%, respectively, in the first quarter of 2022.

Highlights for the first quarter of 2023:

●	Solid Earnings
o	Net Income of $8.75 million, up 23% versus the fourth quarter of 2022 (the prior linked quarter).
o	Improved Return on Average Assets to 0.97% from 0.79% in the prior linked quarter.
o	Increased Return on Average Equity to 11.53% from 9.62% in the prior linked quarter.
o	Continue to strategically invest in and develop lending teams to support future diversified loan growth.
●	Asset Quality Improvement
o	Sold the assets related to a single dairy relationship which significantly improved overall asset quality.
o	Total Nonperforming Assets declined $18.6 million to $0.9 million, or 0.05% of total gross loans.
o	Continued trend of a low level of past due loans.
o	Charge-offs declined significantly to $0.2 million as asset quality improved.
o	Provision for loan loss of $0.3 million, a reduction of $6.2 million from the prior linked quarter.
●	Deposit & Liquidity Growth
o	Total deposits increased by $102.8 million, or 16% annualized, during the first quarter of 2023.
o	Customer deposits remained level during March 2023.
o	Noninterest-bearing deposits of $1.04 billion at March 31, 2023 represent 35% of total deposits.
o	Uninsured deposits are approximately 30% of total deposit balances.
o	Launched an enhanced on-line deposit account opening service as part of our overall digital strategy.
●	Asset Growth & Strong Capital
o	Record level of Total Assets at $3.69 billion, up 2.4% during the quarter.
o	Maintained a diversified investment portfolio designed for interest rate risk management and liquidity.
o	Increased Tangible Book Value per share by 2% to $18.44 per share at March 31, 2023.
o	Strong regulatory Community Bank Leverage Ratio of 10.7% for our subsidiary bank.
o	Tangible Common Equity Ratio of 7.6% on a consolidated basis and 9.2% for our subsidiary bank.
o	Repurchased 146,418 shares of stock during the quarter.

Sierra Bancorp Financial Results

April 24, 2023

“Success is where preparation and opportunity meet.” Bobby Unser

“The first quarter of 2023 has certainly been a challenging and volatile quarter for banks. Risk management, especially around the balance sheet, has come to the forefront especially as it applies to deposits, interest rate risk management, capital, and liquidity.” stated Kevin McPhaill, CEO and President. “Risk management has always been a key element of our strategy as demonstrated by several risk mitigation strategies employed over the past several years, including diversification of our investment portfolio to manage interest rate risk, reductions in loan concentrations, and adding a Chief Risk Officer to our executive management team. Bank of the Sierra – a community bank with its roots anchored in the Central Valley of California – focuses on providing banking services to over 122,000 traditional retail and commercial customer deposit accounts within our communities. While this year has certainly started with its challenges for many banks, we believe there will be opportunities for continued growth. We remain committed to serving our customers by making sure it is business as usual within our branches which we believe benefits our communities, our employees, and our shareholders,” McPhaill concluded.

Quarterly Changes (comparisons to the first quarter of 2022)

●	The $3.4 million, or 14%, increase in net interest income is due mostly to an $11.3 million increase in interest income partially offset by an $8.0 million increase in interest expense. There was an increase in investment securities which contributed $9.6 million to the favorable interest income variance. This increase in investments primarily consisted of floating rate collateralized loan obligations (CLOs), which contributed to $6.9 million or 61.0% of the interest income favorable variance, partially offset by an unfavorable increase in interest expense due to a shift of deposit balances into higher cost time certificates and an increase in borrowed funds.
●	Asset quality improved as demonstrated by a significant decline in non-performing assets to gross loans plus foreclosed assets. This ratio fell to 0.05% at March 31, 2023, from 1.54% at the same period in 2022. Nonperforming assets declined from $30.5 million at March 31, 2022, to $0.9 million at March 31, 2023, a decline of 97%. Further, past due loans declined from $2.8 million at March 31, 2022, to $1.2 million at March 31, 2023, a decline of 56%.
●	The provision for credit losses at $0.3 million declined by $0.2 million, or 49%, as a result of lower net loan charge-offs recognized in the first quarter of 2023.
●	Liquidity continues to be substantial with the primary liquidity ratio at 32.4% and $2.5 billion in overall available liquidity at March 31, 2023. Further, overall deposits continued to increase with an additional 3.6% added in the first quarter of 2023.
●	All capital ratios were above the regulatory requirements for a well-capitalized institution. The Community Bank Leverage ratio was 10.13% consolidated and 10.74% for our subsidiary, Bank of the Sierra.
●	Sierra Bancorp repurchased 146,418 shares totaling $2.7 million in the first quarter of 2023.
●	Our Board of Directors declared a cash dividend of $0.23 per share on April 20, 2023. This is the 97th consecutive quarterly dividend paid by Sierra Bancorp. The cash dividend is payable on May 15, 2023, to shareholders of record at the close of business on May 1, 2023.

Linked Quarter Changes (comparisons to the three months ended December 31, 2022)

●	Net income increased by $1.6 million, or 23%, driven mostly by a $6.2 million decline in the provision for credit losses. The elevated provision for credit losses in the three months ended December 31, 2022, was a result of several loans to one dairy relationship that were foreclosed upon and subsequently sold in the first quarter of 2023.

Balance Sheet Quarterly Changes (comparisons to December 31, 2022)

●	Total assets increased $85.4 million, or 2% to $3.7 billion, during the first three months of 2023, due mostly to an increase in deposits and borrowed funds as a result of the purchase of investment securities consisting mostly of short-duration U.S. agency securities and variable rate CLOs.
●	Deposits increased by $102.8 million, or 4%. The growth in deposits came primarily from customer time and brokered deposits. The brokered deposits were added early in the first quarter of 2023 due to both lower rates

Sierra Bancorp Financial Results

April 24, 2023

on such deposits and as part our overall interest rate risk strategy to increase the duration of liabilities. All brokered deposit orders were placed prior to March 10, 2023. Gross loan balances declined by $19.0 million, due mostly to the foreclosure of $18.1 million of loans related to one dairy relationship in January 2023. Further commercial real estate secured loans increased $8.7 million, and mortgage warehouse lines increased by $3.0 million.

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the
	three months ended
	3/31/2023	12/31/2022	3/31/2022
Net income	$8,751	$7,113	$7,407
Diluted earnings per share	$0.58	$0.47	$0.49
Return on average assets	0.97%	0.79%	0.88%
Return on average equity	11.53%	9.62%	8.64%

Net interest margin (tax-equivalent) (1)	3.47%	3.63%	3.21%
Yield on average loans	4.50%	4.38%	4.32%
Yield on investments	4.73%	4.40%	1.90%
Cost of average total deposits	0.83%	0.51%	0.08%
Efficiency ratio (tax-equivalent) (1) (2)	64.84%	57.55%	67.08%

Total assets	$3,693,984	$3,608,590	$3,418,854
Loans net of deferred fees	$2,033,992	$2,052,817	$1,982,131
Noninterest demand deposits	$1,041,748	$1,088,199	$1,104,691
Total deposits	$2,948,988	$2,846,164	$2,864,943
Noninterest-bearing deposits over total deposits	35.3%	38.2%	38.6%

Shareholders' equity / total assets	8.3%	8.4%	9.5%
Tangible common equity ratio (2)	7.6%	7.7%	8.7%
Book value per share	$20.40	$20.01	$21.59
Tangible book value per share (2)	$18.44	$18.06	$19.58

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $28.1 million for the first quarter of 2023, a decrease of $1.2 million, or 4%, as compared to the fourth quarter of 2022 and an increase of $3.4 million, or 14%, as compared to the first quarter of 2022. As compared to the fourth quarter of 2022, overall interest income increased by $1.8 million, or 5%, due primarily to an $86.5 million increase in average investment balances, as well as a 33 basis point increase in investment yield, however this was offset by a $3.0 million increase in interest expense due to the movement of deposits from lower cost transaction accounts to higher cost time deposits and an increase in borrowed funds.

For the first quarter of 2023 as compared to the same quarter in 2022, the $3.4 million increase in net interest income came from a $186.9 million increase in average earning asset balances, which consisted of increases of $104.8 million in average investment balances and $82.1 million in average loan balances. In addition, there was a favorable rate variance on average earning assets of 121 basis points. Offsetting these favorable interest income variances, average interest-bearing deposit balances increased $128.6 million, with all of the increase in higher cost time deposits. Average

Sierra Bancorp Financial Results

April 24, 2023

borrowed funds increased $175.2 million. Deposit costs increased 118 basis points in the first quarter of 2023 as compared to the same quarter in 2022, along with a 201 basis points increase in borrowed funds.

At March 31, 2023, approximately 15% of the Bank’s loan portfolio is scheduled to mature or reprice within twelve months and an additional 12% that could reprice within three years. In addition, approximately $561.0 million, or 40.8%, of the securities portfolio consists of floating rate bonds that will reprice in less than 90 days.

Interest expense was $9.3 million for the first quarter of 2023, a $3.0 million increase, or 49%, from the linked quarter, and an increase of $8.0 million from the same period in 2022. The increase in the quarterly comparison is attributable to a shift from being a net seller of Federal Funds at March 31, 2022, to a net purchaser of funds at March 31, 2023 coupled with a 380 to 450 basis point increase to the rate on the Prime Index Certificate of Deposit accounts offered by the bank. The rate on the Prime Index account is tied to a spread to the Wall Street Journal Prime Rate and varies from Prime minus 4 basis points to Prime minus 325 basis points. During the twelve month period from March 31, 2022 to March 31, 2023, the Prime rate increased by 450 basis points. The standard rates on transaction accounts did not change during 2022 or 2023. Customers that desired a higher rate on deposits transferred monies into the Prime Index Certificate of Deposit accounts. In addition to existing customers, these floating rate deposit accounts also attracted new customers to the Bank.

Our net interest margin was 3.47% for the first quarter of 2023, as compared to 3.63% for the linked quarter and 3.21% for the quarter ending March 31, 2022. While the cost of interest-earning assets increased 21 basis points for the first quarter of 2023 as compared to the linked quarter, the cost of interest-bearing liabilities increased 52 basis points for the same period of comparison. The average balance of interest-earning assets increased $81.3 million for the linked quarter while the increase in interest-bearing liabilities was $110.9 million for the same period. The increase in interest rates on a larger volume of interest-bearing liabilities over interest-earning assets, combined with a shift in deposit balances from lower cost transaction accounts to higher cost time certificates exacerbates the margin compression in the linked quarter.

Provision for Credit Losses

The Company recorded a provision for credit losses of $0.3 million in the first quarter of 2023, as compared to $6.5 million in the fourth quarter of 2022, and $0.5 million in the first quarter of 2022. The lower provision for credit losses in the first quarter of 2023 over the linked quarter was primarily due to the impact of elevated charge-offs stemming from the impact of one dairy loan relationship which was foreclosed upon and sold in the first quarter of 2023. The decrease in provision in the first quarter of 2023 as compared to the same quarter in 2022 was a result of reduced net charge-offs, however the overall reserve for credit losses was $0.6 million higher at March 31, 2023, as compared to March 31, 2022.

The Company did not record a provision for credit losses on available-for-sale debt securities. Although there were debt securities in an unrealized loss position the declines in market values were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Noninterest income decreased by $1.1 million, or 14%, to $6.6 million in the first quarter of 2023 as compared to $7.7 million in the fourth quarter of 2022. Noninterest income increased by $0.5 million, or 9%, in the first quarter of 2023 as compared to the same quarter in 2022. The first quarter 2023 decrease of $1.1 million, compared to the fourth quarter of 2022, is primarily due to gains on the sale of investments and favorable changes in other small business partnership expenses in the fourth quarter of 2022 with no like gain or favorable change in the first quarter of 2023. Contributing to this unfavorable variance there were $0.3 million in decreases of service charges and fees.

For the first quarter of 2023 compared to the same quarter in 2022, the increase was primarily due to a $0.3 million gain on life insurance proceeds, $0.3 million in other foreclosed assets income, combined with favorable BOLI fluctuations associated with deferred compensation plans for $0.8 million. These favorable variances were offset by a net decrease of $1.0 million in gains on sale of securities in the quarter over quarter comparison.

Sierra Bancorp Financial Results

April 24, 2023

Service charges and fees on customer deposit accounts declined by $0.3 million, or 5%, to $5.4 million in the first quarter of 2023 as compared to the fourth quarter of 2022. Lower service charges on analysis accounts were the primary driver of the unfavorable variance. This same income was $0.2 million lower in the first quarter of 2023 as compared to the first quarter of 2022 due to lower returned check charges and overdraft fees.

Noninterest Expense

Total noninterest expense had an unfavorable increase of $1.5 million, or 7%, in the first quarter of 2023 as compared to the fourth quarter of 2022 and an unfavorable increase of $2.8 million, or 14%, compared to the first quarter of 2022.

Salaries and benefits were $0.8 million higher in the first quarter of 2023 as compared to the fourth quarter of 2022 and $1.0 million higher than the first quarter of 2022. The increase in the linked quarter and year-over-year quarterly comparison is due to several factors, including merit increases for employees due to annual performance evaluations during the first quarter of 2023, higher payroll taxes in the first quarter, and the strategic hiring of lending and management staff to support expected loan growth. Overall full-time equivalent employees were 500 at March 31, 2023, as compared to 491 at December 31, 2022 and 484 at March 31, 2022.

Occupancy expense was down $0.2 million for the linked quarters and unchanged for the first quarter of 2023 as compared to the same quarter last year. The reason for the decrease in the linked quarters is due to certain expenses on closed locations still under lease contracts through the end of 2022 that did not have continued expenses in 2023.

Other noninterest expense increased $0.9 million, or 12%, in the first quarter of 2023 as compared to the fourth quarter of 2022 and was $1.8 million, or 29%, higher than the first quarter of 2022. There was a $0.8 million increase in foreclosed asset expenses in both the linked quarters and the year-over-year quarterly comparison related to a foreclosed dairy relationship that was sold during the quarter. For the first quarter of 2023 as compared to the same period in 2022 there was also increased directors deferred compensation expense for $0.5 million which is linked to the fluctuation in BOLI income.

The Company's effective tax rate was 23.6% in the first quarter of 2023 relative to 21.1% in the fourth quarter of 2022 and 27.0% for the first quarter of 2022. The increase in the effective tax rate for the first quarter of 2023 over the linked quarter is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income. For the first quarter of 2023 as compared to the same period in 2022 tax credits and tax-exempt income represents a larger percentage of total taxable income.

Balance Sheet Summary

The $85.4 million, or 2%, increase in total assets during the first quarter of 2023, is primarily a result of a $101.8 million increase in investment securities, due mostly to the purchase of US government agency securities and CLOs partially offset by an $18.9 million decrease in net loans.

At March 31, 2023, the investment portfolio consisted of 27.7% of US Agency and mortgage-backed securities, 27.7% of Municipal bonds, 40.8% of AAA and AA rated CLOs, and 3.8% of corporate subordinated debt. Although CLOs make up the largest overall percent of the portfolio, the unrealized loss on CLOs is the smallest individual of any investment type as CLOs are floating rate and generally have the lowest price volatility. Management began investing in AAA and AA CLOs in 2021 as part of a strategy to manage interest rate risk. Although these bonds had some of the lowest yields in the portfolio when originally purchased in 2021, they are now the highest yielding securities in the portfolio with the lowest unrealized loss given the dramatic increase in rates since most of these were initially purchased.

Gross loan balances declined $19.0 million, or 1%, during the first quarter of 2023. Although gross loan balances declined modestly, components within our loan portfolio increased from December 31, 2022, including a $3.0 million increase in mortgage warehouse line utilization, and a $18.7 million increase in non-owner occupied commercial real estate. Larger loan category decreases include a $20.5 million decrease in farmland, and a $10.0 million decrease in owner-occupied commercial real estate.

Sierra Bancorp Financial Results

April 24, 2023

As indicated in the loan roll forward below, new credit extended for the first quarter of 2023 increased $30.1 million over the same period in 2022 but decreased $14.6 million for the linked quarter comparisons. For the first three months ended 2023 we had $48.8 million in loan paydowns and maturities, along with a $3.0 million increase in mortgage warehouse line utilization and a $25.8 million decrease in line of credit utilization.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:
	March 31, 2023	December 31, 2022	March 31, 2022
Gross loans beginning balance	$2,052,940	$2,020,364	$1,989,726
New credit extended	52,609	67,170	22,543
Loan purchases	—	—	126,718
Changes in line of credit utilization	(25,790)	(3,361)	(19,335)
Change in mortgage warehouse	3,033	18,885	(44,005)
Pay-downs, maturities, charge-offs and amortization	(48,824)	(50,118)	(92,316)
Gross loans ending balance	2,033,968	2,052,940	1,983,331

Regarding line utilization, unused commitments, excluding mortgage warehouse and overdraft lines, were $223.6 million at March 31, 2023, compared to $219.7 million at December 31, 2022. Total utilization excluding mortgage warehouse and overdraft lines was 57% at March 31, 2023, compared to 59% at December 31, 2022. Mortgage warehouse utilization was 15% at March 31, 2023, compared to 10% at December 31, 2022.

As expected, PPP loans continue to decline as borrowers receive forgiveness on these loans. There were eleven loans for $0.8 million outstanding at March 31, 2023, compared to fourteen loans for $1.8 million at December 31, 2022.

Over the past two years, the Company has strategically focused on reducing concentrations in commercial real estate, especially amongst areas management deemed to be higher risk such as construction, office real estate, and hospitality. At March 31, 2021, the total regulatory CRE ratio of total CRE over Tier 1 Capital plus allowance was 359%. At March 31, 2023, this ratio had declined to 249% which positions us well for growth. Further, the overall level of construction and land development lending had declined from 25% of regulatory capital plus allowance for credit losses at March 31, 2021, to 4% of regulatory capital plus allowance for credit losses at March 31, 2023. Further, overall committed office real estate is 8.4% of total commitments at March 31, 2023. The office real estate loans are adjustable rates with most rate adjustments occurring beyond two years. During the next twenty four months, we have 39 office commercial real estate loans totaling $15.4 million that have scheduled interest rate resets. The Bank’s practice is to make commercial real estate loans with an “at origination” loan-to-value of 65% or lower.

Deposit balances grew by $102.8 million, or 4%, during the first quarter of 2023 to $2.9 billion at March 31, 2023. Core non-maturity deposits decreased $82.3 million, or 4%, for the first three months of 2023, while customer time deposits increased by $120.2 million. Brokered deposits increased $65.0 million during the quarter. Overall noninterest-bearing deposits as a percent of total deposits decreased to 35.3% at March 31, 2023, compared to 38.2% at December 31, 2022, and from 38.6% at March 31, 2022. From March 10, 2023 to March 31, 2023, overall deposits decreased by less than 0.04%.

Overall uninsured deposits are estimated to be approximately $876.8 million, or 30% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $150 million of combined pass-through FDIC insurance which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At March 31, 2023, the Company had approximately 122,000 accounts and the 25 largest deposit balance customers had balances of less than 9% of overall deposits.

Sierra Bancorp Financial Results

April 24, 2023

Long-term debt at March 31, 2023 consisted of $40 million of long-term FHLB advances and $49.2 million of subordinated debt. This was an increase of $40 million from December 31, 2022 due to the $40 million in long-term FHLB advances obtained to take advantage of preferential long term interest rates and to hedge interest rate risk on some longer term assets. Subordinated debentures related to trust preferred securities were $35.5 million at both March 31, 2023 and December 31, 2022.

Customer repurchase agreements declined from $109.2 million at December 31, 2022 to $94.1 million at March 31, 2023. Customer repurchase agreements provide collateral for customers that sweep excess deposit balances each day into a separate repurchase agreement account where the Company effectively sells certain government bonds to customers daily and then repurchases the same bonds on the next business day. Although these accounts are not deposits and are not FDIC insured, they provide customers with larger account balances the ability to have their account secured with collateral.

Other borrowings declined $42.2 million to $176.8 million at March 31, 2023 from $219.0 million at December 31, 2022 and consist of overnight borrowings from correspondent banks and the FHLB. The decline in other borrowings is due mostly to the $40 million increase in long-term borrowings from the FHLB described above. Overall borrowings from the FHLB and correspondent banks declined $2.2 million, or 1%, during the first quarter of 2023,

The Company continues to have substantial liquidity though unencumbered assets and available borrowings. In addition, the Company’s loan-to-deposit ratio declined from 72% at December 31, 2022 to 69% at March 31, 2023. At March 31, 2023, and December 31, 2022, the Company had the following sources of primary and secondary liquidity (dollars in thousands):

Primary and secondary liquidity sources	March 31, 2023	December 31, 2022
Cash and cash equivalents	$83,506	$77,131
Unpledged investment securities	1,197,816	1,097,164
Excess pledged securities	58,334	43,096
FHLB borrowing availability	762,698	718,842
Unsecured lines of credit	309,000	237,000
Funds available through fed discount window	40,327	42,278
Totals	$2,451,681	$2,215,511

As evidenced by the available liquidity in the table above, the Company did not participate in the new Federal Reserve Bank Term Funding Program. Unpledged investment securities include $561.0 million of CLOs. As CLOs have a rate that resets every 90 days to current rates, the volatility of pricing of these securities is limited and the Company could sell such securities for liquidity at a significantly lower loss than selling lower rate fixed term securities such as US government bonds or municipal bonds. During the first quarter of 2023, the Bank sold a few CLOs at a modest gain and expects to continue to utilize the CLO portfolio for both interest rate risk management and liquidity purposes.

Total capital of $307.0 million at March 31, 2023, reflects an increase of $3.4 million, or 1%, compared to December 31, 2022. The increase in equity during the first quarter of 2023 is due to net income of $8.8 million, offset by a $3.5 million dividend paid to shareholders, $2.7 million in share repurchases and a $0.5 million favorable swing in other comprehensive income/loss due principally to changes in investment securities’ fair value. The remaining difference is related to stock options exercised and restricted stock compensation recognized during the quarter.

Included in capital is accumulated other comprehensive income/loss which was a $56.1 million loss at March 31, 2023, a decline from a $56.6 million loss at December 31, 2022. Accumulated other comprehensive income/loss consists mostly of unrealized loss on securities available for sale. However, it also includes $30.1 million of unrealized loss related to securities transferred from available for sale to held-to-maturity during 2022. The incremental unrealized loss on securities held-to-maturity not otherwise recorded at March 31, 2023 was $7.2 million, which would have resulted in a $5.1 million increase to accumulated other comprehensive loss at March 31, 2023, net of deferred taxes. The overall consolidated tangible common equity ratio was 7.6% at March 31, 2023 as compared to 7.7% at December 31, 2022 and 8.7% at March 31, 2022.

Sierra Bancorp Financial Results

April 24, 2023

Asset Quality

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, decreased by $18.6 million, or 95%, during the first quarter of 2023. The significant decrease resulted from a decrease in non-accrual loans, primarily as a result of one relationship in the dairy industry consisting of four separate loans that were foreclosed on and subsequently sold in the first quarter of 2023. These loans were written down by $8.7 million during 2022 and no further allowance for credit losses was deemed necessary on these loans. The Company's ratio of nonperforming assets to loans plus foreclosed assets decreased to 0.05% at March 31, 2023, from 0.95% at December 31, 2022 due primarily to the resolution of the loan relationship previously mentioned. All of the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans are appropriate.

Overall delinquent loans declined from $2.8 million at March 31, 2022 to $1.9 million at March 31, 2023.

The Company's allowance for credit losses on loans was $23.1 million at both March 31, 2023, and December 31, 2022, and $22.5 million at March 31, 2022. The allowance was 1.14% of total loans at March 31, 2023, 1.12% of total loans at December 31, 2022, and 1.14% of total loans at March 31, 2022. Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses for the life of the loans outstanding as of March 31, 2023, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the credit loss allowance for loans.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 46th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California, an SBA center, and a dedicated loan production office in Roseville, California. In 2023, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies including the impact to the Company and its customers resulting from changes to, and the level of, inflation and interest rates; changes in laws, rules, regulations, or interpretations to which the Company is subject; the Company’s ability to maintain and grow its deposit base; loan demand and continued portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations; cyber security risks: the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion; operational risks including the ability to detect and prevent errors and fraud; the effectiveness of the Company’s enterprise risk management framework; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks that could affect stock price; changes to valuations of the Company’s assets and liabilities including the allowance for credit losses, earning assets, and intangible assets; changes to the availability of liquidity sources including borrowing lines and the ability to pledge or sell certain assets; costs related to litigation; the effects of severe weather events, pandemics, other public health crises, acts of war or terrorism, and other external events on our business; and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 24, 2023

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Cash and due from banks	$83,506	$77,131	$86,683	$161,875	$253,534
Investment securities
Available-for-sale, at fair value	1,040,920	934,923	1,069,434	864,178	1,025,032
Held-to-maturity, at amortized cost, net of allowance for credit losses	332,728	336,881	156,211	161,399	—
Real estate loans
1-4 family residential construction	—	—	—	5,542	8,800
Other construction/land	15,653	18,412	18,315	20,816	24,633
1-4 family - closed-end	414,232	416,116	420,136	429,109	398,871
Equity lines	18,953	21,330	21,126	25,260	23,389
Multi-family residential	92,220	91,691	69,665	66,367	59,711
Commercial real estate - owner occupied	313,863	323,873	324,696	312,060	331,764
Commercial real estate - non-owner occupied	912,544	893,846	896,954	898,159	857,051
Farmland	92,906	113,394	117,385	101,675	98,865
Total real estate loans	1,860,371	1,878,662	1,868,277	1,858,988	1,803,084
Agricultural production loans	26,392	27,936	31,290	28,660	31,663
Commercial and industrial	74,726	76,779	70,147	72,616	87,173
Mortgage warehouse lines	68,472	65,439	46,553	58,134	57,178
Consumer loans	4,007	4,124	4,097	4,264	4,233
Gross loans	2,033,968	2,052,940	2,020,364	2,022,662	1,983,331
Deferred loan fees	24	(123)	(348)	(1,081)	(1,200)
Allowance for credit losses on loans	(23,090)	(23,060)	(23,790)	(22,802)	(22,530)
Net loans	2,010,902	2,029,757	1,996,226	1,998,779	1,959,601

Bank premises and equipment	22,321	22,478	22,688	22,937	23,239
Other assets	203,607	207,420	201,047	187,467	157,448
Total assets	$3,693,984	$3,608,590	$3,532,289	$3,396,635	$3,418,854

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,041,748	$1,088,199	$1,118,245	$1,120,413	$1,104,691
Interest-bearing transaction accounts	637,549	641,581	732,468	736,034	776,457
Savings deposits	441,758	456,981	481,882	482,140	480,178
Money market deposits	123,162	139,795	140,620	152,596	149,918
Customer time deposits	519,771	399,608	332,253	299,816	293,699
Wholesale brokered deposits	185,000	120,000	80,000	60,000	60,000
Total deposits	2,948,988	2,846,164	2,885,468	2,850,999	2,864,943

Long-term debt	89,236	49,214	49,196	49,173	49,151
Subordinated debentures	35,526	35,481	35,436	35,392	35,347
Other interest-bearing liabilities	270,861	328,169	215,112	118,014	107,760
Total deposits and interest-bearing liabilities	3,344,611	3,259,028	3,185,212	3,053,578	3,057,201

Allowance for credit losses on unfunded loan commitments	850	840	940	893	1,040
Other liabilities	41,513	45,140	51,065	43,117	34,922
Total capital	307,010	303,582	295,072	299,047	325,691
Total liabilities and capital	$3,693,984	$3,608,590	$3,532,289	$3,396,635	$3,418,854

Sierra Bancorp Financial Results

April 24, 2023

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	2,056	2,275	2,517	2,769	3,022
Total intangible assets	$29,413	$29,632	$29,874	$30,126	$30,379

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Non-accruing loans	$938	$19,579	$26,772	$29,745	$30,446
Foreclosed assets	—	—	—	2	93
Total nonperforming assets	$938	$19,579	$26,772	$29,747	$30,539

Quarterly net charge offs	$220	$7,268	$224	$2,276	$1,780

Past due & still accruing (30-89)	$1,241	$1,203	$1,242	$1,037	$2,809

Non-performing loans to gross loans	0.05%	0.95%	1.33%	1.47%	1.54%
NPA's to loans plus foreclosed assets	0.05%	0.95%	1.33%	1.47%	1.54%
Allowance for credit losses on loans	1.14%	1.12%	1.18%	1.13%	1.14%

SELECT PERIOD-END STATISTICS
(Unaudited)
	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Shareholders' equity / total assets	8.3%	8.4%	8.4%	8.8%	9.5%
Gross loans / deposits	69.0%	72.1%	70.0%	70.9%	69.2%
Noninterest-bearing deposits / total deposits	35.3%	38.2%	38.8%	39.3%	38.6%

Sierra Bancorp Financial Results

April 24, 2023

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:
	3/31/2023	12/31/2022	3/31/2022
Interest income	$37,419	$35,603	$26,081
Interest expense	9,287	6,240	1,325
Net interest income	28,132	29,363	24,756

Provision for credit losses	260	6,483	506
Net interest income after provision	27,872	22,880	24,250

Service charges and fees on deposit accounts	5,380	5,635	5,548
Gain on sale of investments	45	456	1,032
BOLI income (expense)	172	255	(645)
Other noninterest income	982	1,310	128
Total noninterest income	6,579	7,656	6,063

Salaries and benefits	12,816	11,983	11,805
Occupancy expense	2,330	2,549	2,294
Other noninterest expenses	7,846	6,990	6,074
Total noninterest expense	22,992	21,522	20,173

Income before taxes	11,459	9,014	10,140
Provision for income taxes	2,708	1,901	2,733
Net income	$8,751	$7,113	$7,407

TAX DATA
Tax-exempt muni income	$2,813	$2,879	$1,726
Interest income - fully tax equivalent	$38,167	$36,368	$26,540

Sierra Bancorp Financial Results

April 24, 2023

PER SHARE DATA
(Unaudited)	For the three months ended:
	3/31/2023	12/31/2022	3/31/2022
Basic earnings per share	$0.58	$0.47	$0.49
Diluted earnings per share	$0.58	$0.47	$0.49
Common dividends	$0.23	$0.23	$0.23

Weighted average shares outstanding	14,971,842	14,998,567	15,021,138
Weighted average diluted shares	15,002,366	14,994,653	15,120,990

Book value per basic share (EOP)	$20.40	$20.01	$21.59
Tangible book value per share (EOP)	$18.44	$18.06	$19.58

Common shares outstanding (EOP)	15,050,740	15,170,372	15,086,032

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:
	3/31/2023	12/31/2022	3/31/2022
Return on average equity	11.53%	9.62%	8.64%
Return on average assets	0.97%	0.79%	0.88%
Net interest margin (tax-equivalent) (1)	3.47%	3.63%	3.21%
Efficiency ratio (tax-equivalent) (1) (2)	64.84%	57.55%	67.08%
Net charge offs to avg loans (not annualized)	0.01%	0.36%	0.09%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

April 24, 2023

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)
	3/31/2023	12/31/2022	3/31/2022
Total stockholders' equity	$307,010	$303,582	$325,691
Less: goodwill and other intangible assets	29,413	29,632	30,379
Tangible common equity	$277,597	$273,950	$295,312

Total assets	$3,693,984	$3,608,590	$3,418,854
Less: goodwill and other intangible assets	29,413	29,632	30,379
Tangible assets	$3,664,571	$3,578,958	$3,388,475

Common shares outstanding	15,050,740	15,170,372	15,086,032

Book value per common share	$20.40	$20.01	$21.59
Tangible book value per common share	$18.44	$18.06	$19.58
Equity ratio - GAAP (total stockholders' equity / total assets	8.31%	8.41%	9.53%
Tangible common equity ratio (tangible common equity / tangible assets)	7.58%	7.65%	8.72%

	For the three months ended:
Efficiency Ratio:	3/31/2023	12/31/2022	3/31/2022
Noninterest expense	$22,992	$21,522	$20,173
Divided by:
Net interest income	28,132	29,363	24,756
Tax-equivalent interest income adjustments	748	765	459
Net interest income, adjusted	28,880	30,128	25,215
Noninterest income	6,579	7,656	6,063
Less gain on sale of securities	45	456	1,032
Tax-equivalent noninterest income adjustments	46	68	(171)
Noninterest income, adjusted	6,580	7,268	4,860
Net interest income plus noninterest income, adjusted	$35,459	$37,396	$30,074
Efficiency Ratio (tax-equivalent)	64.84%	57.55%	67.08%

Sierra Bancorp Financial Results

April 24, 2023

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:
Noninterest income:	3/31/2023	12/31/2022	3/31/2022
Service charges and fees on deposit accounts	$5,380	$5,635	$5,548
Net gains on sale of securities available-for-sale	45	456	1,032
Bank-owned life insurance	172	255	(645)
Other	982	1,310	128
Total noninterest income	$6,579	$7,656	$6,063
As a % of average interest earning assets (1)	0.79%	0.92%	0.77%

Noninterest expense:
Salaries and employee benefits	$12,816	$11,983	$11,805
Occupancy and equipment costs	2,330	2,548	2,294
Advertising and marketing costs	513	407	406
Data processing costs	1,528	1,627	1,485
Deposit services costs	2,023	2,380	2,245
Loan services costs
Loan processing	127	124	111
Foreclosed assets	758	—	(5)
Other operating costs	989	782	919
Professional services costs
Legal & accounting services	646	380	546
Director's costs	275	416	(195)
Other professional service	515	476	338
Stationery & supply costs	141	172	85
Sundry & tellers	331	227	139
Total noninterest expense	$22,992	$21,522	$20,173
As a % of average interest earning assets (1)	2.76%	2.59%	2.57%
Efficiency ratio (tax-equivalent) (2)(3)	64.84%	57.55%	67.08%

(1)	Annualized

(2) Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.

(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

April 24, 2023

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 5,312	$ 70	5.34%	$ 5,548	$ 52	3.72%	$ 194,846	$ 93	0.19%
Taxable	972,051	11,986	5.00%	884,020	10,176	4.57%	744,599	3,490	1.90%
Non-taxable	361,328	2,813	4.00%	362,621	2,879	3.99%	294,409	1,726	3.01%
Total investments	1,338,691	14,869	4.73%	1,252,189	13,107	4.40%	1,233,854	5,309	1.90%

Loans: (3)
Real estate	1,869,112	19,899	4.32%	1,865,426	19,916	4.24%	1,753,394	18,326	4.24%
Agricultural production	28,028	433	6.27%	32,125	368	4.54%	33,986	302	3.60%
Commercial	70,887	993	5.68%	74,370	1,032	5.51%	97,127	1,398	5.84%
Consumer	4,137	87	8.53%	4,267	92	8.55%	4,448	206	18.78%
Mortgage warehouse lines	59,122	1,118	7.67%	60,408	1,069	7.02%	61,255	510	3.38%
Other	2,464	20	3.29%	2,356	19	3.20%	1,485	30	8.19%
Total loans	2,033,750	22,550	4.50%	2,038,952	22,496	4.38%	1,951,695	20,772	4.32%
Total interest earning assets (4)	3,372,441	$ 37,419	4.59%	3,291,141	$ 35,603	4.38%	3,185,549	$ 26,081	3.38%
Other earning assets	15,714			22,411			15,679
Non-earning assets	272,496			259,860			210,724
Total assets	$ 3,660,651			$ 3,573,412			$ 3,411,952

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 150,139	$ 129	0.35%	$ 159,206	$ 128	0.32%	$ 202,962	$ 106	0.21%
NOW	483,645	71	0.06%	510,776	78	0.06%	546,280	82	0.06%
Savings accounts	457,593	65	0.06%	470,858	69	0.06%	467,700	67	0.06%
Money market	135,434	25	0.07%	142,861	25	0.07%	151,339	23	0.06%
Time deposits	461,214	4,505	3.96%	367,164	2,859	3.09%	293,684	234	0.32%
Wholesale brokered deposits	162,560	1,204	3.00%	115,652	554	1.90%	60,000	48	0.32%
Total interest-bearing deposits	1,850,585	5,999	1.31%	1,766,517	3,713	0.83%	1,721,965	560	0.13%
Borrowed funds:
Repurchase agreements	103,426	81	0.32%	110,038	90	0.32%	105,067	82	0.32%
Other borrowings	176,725	2,111	4.84%	143,346	1,429	2.38%	171	—	—
Long-term debt	49,222	429	3.53%	49,201	429	3.46%	49,143	428	3.53%
Subordinated debentures	35,499	667	7.62%	35,454	579	6.48%	35,320	255	2.93%
Total borrowed funds	364,872	3,288	3.65%	338,039	2,527	2.97%	189,701	765	1.64%
Total interest-bearing liabilities	2,215,457	9,287	1.70%	2,104,556	6,240	1.18%	1,911,666	1,325	0.28%
Demand deposits - noninterest-bearing	1,070,775			1,116,622			1,093,709
Other liabilities	66,632			58,959			59,026
Shareholders' equity	307,787			293,275			347,551
Total liabilities and shareholders' equity	$ 3,660,651			$ 3,573,412			$ 3,411,952

Interest income/interest earning assets			4.59%			4.38%			3.38%
Interest expense/interest earning assets			1.12%			0.75%			0.17%
Net interest income and margin (5)		$ 28,132	3.47%		$ 29,363	3.63%		$ 24,756	3.21%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for expected credit losses. Loan fees have been included in the calculation of interest income. Net loan (costs) fees and loan acquisition FMV amortization were ($0.1) million and $0.4 million for the quarters ended March 31, 2023 and 2022, respectively, and $0.005 million for the quarter ended December 31, 2022.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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